EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.,

RRE OPPORTUNITY OP II, LP,

REVOLUTION I MERGER SUB, LLC,

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

AND

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

DATED AS OF SEPTEMBER 8, 2020

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2020 (this “Agreement”), is made and entered into by and among Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“REIT II”), RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of REIT II (“REIT II Operating Partnership”), Revolution I Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“REIT I”) and Resource Real Estate Opportunity OP, LP, a Delaware limited partnership and the operating partnership of REIT I (“REIT I Operating Partnership”). Each of REIT II, REIT II Operating Partnership, Merger Sub, REIT I and REIT I Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination in which (i) REIT I will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving company, and each share of REIT I Common Stock (as defined herein) and REIT I Convertible Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”), and (ii) REIT I Operating Partnership will be merged with and into REIT II Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with REIT II Operating Partnership being the surviving entity, and each REIT I OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II, REIT II Operating Partnership and Revolution III Merger Sub, LLC, a Delaware limited liability company, entered into a merger agreement with Resource Apartment REIT III, Inc., a Maryland corporation (“REIT III”), and Resource Apartment REIT III OP, LP, a Delaware limited partnership, pursuant to which REIT III will merge into Revolution III Merger Sub, LLC and Resource Apartment REIT III OP, LP will merge into REIT II Operating Partnership (collectively, the “REIT III Merger”);

WHEREAS, the Mergers are not conditioned on the REIT III Merger or vice versa;

WHEREAS, prior to the execution and delivery of this Agreement, REIT I Operating Partnership entered into and consummated a contribution and exchange agreement (the “Contribution Agreement”) pursuant to which, among other things, REIT I acquired REIT I Advisor, REIT II Advisor (as defined herein) and REIT III Advisor (as defined herein) such that REIT I has become self-managed and REIT II and REIT III have become indirectly managed by REIT I (the “REIT I Internalization Transaction”);

WHEREAS, prior to the REIT I Internalization Transaction, REIT I and Resource Real Estate Opportunity Advisor, LLC, a Delaware limited liability company and external adviser to REIT I (the “REIT I Advisor”), entered into an amendment to the Fourth Amended and Restated Advisory Agreement between REIT I and REIT I Advisor (the “REIT I Advisory Agreement Amendment”) providing for, among other things, the elimination of any limitations on REIT I becoming self-managed;

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II and Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company and external adviser to REIT II (the “REIT II Advisor”) entered into an amended and restated advisory agreement (the “Amended and Restated REIT II Advisory Agreement”) providing for, among other things, the elimination of any limitations on REIT II becoming self-managed;

WHEREAS, the Parties have conditioned the Merger on approval by the stockholders of REIT I of an amendment of the charter of REIT I, substantially in the form attached hereto as Exhibit A (the “REIT I Charter Amendment”), which provides for the elimination of limitations on “roll-up transactions”;

WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of REIT II Operating Partnership, substantially in the form attached hereto as Exhibit B (the “Amended and Restated REIT II OP Agreement”), which shall become effective upon the REIT Merger Effective Time;

WHEREAS, the REIT Merger is conditioned upon the receipt of the REIT I Stockholder Approval (as defined herein), which includes the approval of the holders of two-thirds of the outstanding shares of REIT I Convertible Stock;

WHEREAS, immediately prior to the REIT I Internalization Transaction, Resource Real Estate, LLC, a Delaware limited liability company (“RRE”), acquired all of the REIT I Convertible Stock then held by the REIT I Advisor;

WHEREAS, the shares of REIT I Convertible Stock held by RRE, coupled with the shares held by Mr. Alan Feldman, represent more than two-thirds of the outstanding shares of REIT I Convertible Stock;

WHEREAS, RRE and Mr. Feldman have each agreed to enter into a voting agreement (collectively, the “Voting Agreements”) whereby they will vote their shares of REIT I Convertible Stock in favor of the REIT Merger;

WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the REIT I Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to REIT I and are on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties, (b) authorized and approved this

Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the REIT I Charter Amendment be submitted for consideration at the REIT I Stockholders Meeting (as defined herein) and (d) recommended the approval of the REIT Merger and the REIT I Charter Amendment by the REIT I stockholders;

WHEREAS, on the recommendation of the special committee (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and that this Agreement, the Mergers, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are fair and reasonable to REIT II and are on terms and conditions no less favorable to REIT II than those available from unaffiliated third parties and (b) authorized and approved this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a transfer by REIT I Operating Partnership of its assets and liabilities to REIT II Operating Partnership in exchange for REIT II OP Units followed by the distribution of such units to REIT II and REIT I Operating Partnership Minority Owner in a complete liquidation of REIT I Operating Partnership, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code pursuant to the REIT Merger; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT I than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the REIT II Parties and their respective subsidiaries shall not be deemed to be Affiliates of the REIT I Parties and (ii) the REIT I Parties and their respective subsidiaries shall not be deemed to be Affiliates of the REIT II Parties.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the non-disclosure agreement dated as of January 9, 2020 between REIT I and REIT II.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Debt Facilities” means, with respect to REIT I, any Contract set forth in Section 4.12(a)(vi) of the REIT I Disclosure Letter and with respect to REIT II, any Contract set forth in Section 5.12(a)(vi) of the REIT II Disclosure Letter.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code), or employment, severance, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).

“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3; provided, that such payment shall not exceed $2,000,000.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the REIT I Proxy Statement (with respect to REIT I), the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the REIT I Proxy Statement, the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a) (No Conflict; Required Filings and Consents); Section 4.4(a) (Capital

Structure); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority; Approval Required); Section 5.3(a) (No Conflict; Required Filings and Consents) and Section 5.4(a) (Capital Structure).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Information Privacy and Security Laws” means applicable legal requirements concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-

examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of REIT I and the REIT I Subsidiaries, taken as a whole, and that was not known to or reasonably foreseeable by the REIT I Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the REIT I Board prior to the REIT Merger Effective Time; provided, however, that in no event shall (i) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (ii) any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of a “REIT I Material Adverse Effect” be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Asset” means any company-owned information, system or hardware that is used in the course of business activities.

“Knowledge” means (i) with respect to any REIT I Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter and (ii) with respect to any REIT II Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Material Contract” means any REIT II Material Contract or any REIT I Material Contract, as applicable.

“Merger Sub Governing Documents” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Encumbrances” means any of the following: (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) mechanics and materialmen’s Encumbrances for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith or such Encumbrances which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, post-closing escrow agreements, leases, license agreements and similar occupancy agreements, contribution and tax protection agreements, bottom dollar guarantees, terms and provisions of any joint venture agreements existing at the date of this Agreement, Encumbrances that are zoning regulations, entitlements (including associated security instruments encumbering any land for which REIT I or REIT II has an option to purchase) or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Encumbrances that are disclosed on Section 1.1(b) of the REIT II Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation), and with respect REIT I, Encumbrances that are disclosed on Section 1.1(a) of the REIT I Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to REIT II, Encumbrances that are disclosed on the most recent consolidated balance sheet of REIT II, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Encumbrances that are disclosed on the most recent consolidated balance sheet of REIT I, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, Encumbrances arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Encumbrances that are disclosed on existing title policies made available to the other Party prior to the date hereof; or (viii) with respect to REIT II or REIT I, Encumbrances that were incurred in the ordinary course of business since December 31, 2019, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT I Benefit Plan” means each Employee Benefit Plan which is sponsored, maintained, contributed to, or required to be contributed to by REIT I or any REIT I Subsidiary, or any of their respective ERISA Affiliates or with respect to which REIT I or any REIT I Subsidiary has or may have any liability or obligation.

“REIT I Bylaws” means the Bylaws of REIT I, as amended and in effect on the date hereof.

“REIT I Charter” means the Articles of Amendment and Restatement of REIT I dated January 20, 2010, as amended or supplemented and in effect on the date hereof.

“REIT I Common Stock” means the common stock, $0.01 par value per share, of REIT I.

“REIT I Common OP Units” means REIT I OP Units that are not REIT I Preferred OP Units.

“REIT I DRP” means the distribution reinvestment plan of REIT I.

“REIT I Governing Documents” means the REIT I Bylaws, the REIT I Charter, the certificate of limited partnership of REIT I Operating Partnership and the REIT I Partnership Agreement.

“REIT I Holdco” means RRE Opportunity Holdings, LLC, a Delaware limited liability company.

“REIT I Long-Term Incentive Plan” means the 2020 Long-Term Incentive Plan of REIT I, as amended.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the REIT I Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT I or the REIT I Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which REIT I and the REIT I Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate.

“REIT I Operating Partnership Minority Owner” means, collectively, (i) C-III Capital Partners LLC, a Delaware limited liability company, and (ii) RRE.

“REIT I OP Units” means the units of partnership interests in REIT I Operating Partnership.

“REIT I Parties” means REIT I and REIT I Operating Partnership.

“REIT I Partnership Agreement” means the Limited Partnership Agreement of REIT I Operating Partnership, dated as of September 1, 2009, as amended through the date hereof.

“REIT I Preferred OP Units” means the REIT I OP Units designated as Series A Cumulative Participating Redeemable Preferred Units in the REIT I Partnership Agreement.

“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I or any REIT I Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT I Proxy Statement” means the proxy statement relating to the REIT I Stockholders Meeting, together with any amendments or supplements thereto.

“REIT I Restricted Stock” means any shares of REIT I Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time that are unvested. For purposes of this Agreement, a share of REIT I Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with REIT I.

“REIT I Share Redemption Program” means the Second Amended and Restated Share Redemption Program of REIT I dated March 28, 2018, as amended and in effect as of the date of this Agreement.

“REIT I Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the REIT I Stockholders Meeting on the REIT Merger and the REIT I Charter Amendment and the affirmative vote of the holders of two-thirds of the outstanding shares of REIT I Convertible Stock entitled to vote at the REIT I Stockholders Meeting on the REIT Merger.

“REIT I Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock for the purpose of seeking the REIT I Stockholder Approval, including any postponement or adjournment thereof.

“REIT I Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT I Operating Partnership.

“REIT II Advisor” means Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company.

“REIT II Bylaws” means the Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the Articles of Amendment and Restatement of REIT II dated December 17, 2013, as amended or supplemented and in effect on the date hereof.

“REIT II Common Stock” means the common stock, $0.01 par value per share, of REIT II.

“REIT II Common OP Units” means the REIT II OP Units that are not designated as REIT II Preferred OP Units.

“REIT II DRP” means the distribution reinvestment plan of REIT II.

“REIT II Governing Documents” means the REIT II Bylaws, the REIT II Charter, the certificate of limited partnership of REIT II Operating Partnership, and the REIT II Partnership Agreement.

“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the REIT II Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT II or the REIT II Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which REIT II and the REIT II Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (G) the consummation of the REIT III Merger, (H) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT II and the REIT II Subsidiaries operate.

“REIT II OP Units” means the units of partnership interests in REIT II Operating Partnership.

“REIT II Parties” means REIT II, Merger Sub and REIT II Operating Partnership.

“REIT II Partnership Agreement” means the Limited Partnership Agreement of the REIT II Operating Partnership, dated as of January 16, 2014, as amended through the date hereof.

“REIT II Preferred OP Units” means the REIT II OP Units designated as Series A Cumulative Participating Redeemable Preferred Units in the Amended and Restated REIT II OP Agreement.

“REIT II Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II or any REIT II Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT II Share Redemption Program” means the Fourth Amended and Restated Share Redemption Program of REIT II, as amended and in effect as of the date of this Agreement.

“REIT II Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by REIT II, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by REIT II or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including REIT II Operating Partnership.

“REIT III Advisor” means Resource Real Estate Opportunity Advisor III, LLC, a Delaware limited liability company and external adviser to REIT III.

“REIT III Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof among REIT II, the REIT II Operating Partnership, Revolution III Merger Sub, LLC, Resource Apartment REIT III, Inc. and Resource Apartment REIT III OP, LP.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any United States federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination Payment” means $22,989,657, plus an amount (capped at $2 million) equal to the Expenses of REIT II.

“Wholly Owned REIT I Subsidiary” means any directly or indirectly wholly owned subsidiary of REIT I.

“Wholly Owned REIT II Subsidiary” means any directly or indirectly wholly owned subsidiary of REIT II.

(b) In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(d)
Agreement	Preamble
Amended and Restated REIT II Advisory Agreement	Recitals
Amended and Restated REIT II OP Agreement	Recitals
Articles of Merger	Section 2.3(a)
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(h)(i)
Contribution Agreement	Recitals
Contribution Documents	Section 8.3(g)
DE SOS	Section 2.3(b)
DRULPA	Recitals

Encumbrances	Section 4.10(a)
Escrow Agreement	Section 9.3(f)
Exchange Ratio	Section 3.1(a)(i)
FLSA	Section 4.17(i)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
IRCA	Section 4.17(m)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(i)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Qualified REIT Subsidiary	Section 4.1(c)
Registered Securities	Section 7.1(a)
REIT Merger Consideration	Section 3.1(a)(i)
REIT I Adverse Recommendation Change	Section 7.3(d)
REIT I Advisor	Recitals
REIT I Advisory Agreement Amendment	Recitals
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Charter Amendment	Recitals
REIT I Convertible Stock	Section 4.4(a)
REIT I Designees	Section 7.13
REIT I Disclosure Letter	Article IV
REIT I Insurance Policies	Section 4.16
REIT I Internalization Transaction	Recitals
REIT I Management Agreement Documents	Section 4.12(d)
REIT I Material Contract	Section 4.12(b)
REIT I Operating Partnership	Preamble
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)

REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(e)
REIT II	Preamble
REIT II Board	Recitals
REIT II Convertible Stock	Section 5.4(a)
REIT II Disclosure Letter	Article V
REIT II Insurance Policies	Section 5.16
REIT II Management Agreement Documents	Section 5.12(d)
REIT II Material Contract	Section 5.12(b)
REIT II Operating Partnership	Preamble
REIT II Permits	Section 5.8(a)
REIT II Preferred Stock	Section 5.4(a)
REIT II Related Party Agreements	Section 5.18
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(d)
REIT III	Recitals
REIT III Advisor	Recitals
REIT III Merger	Recitals
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3(a)
RRE	Recitals
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(g)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.21
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.12(d)
Voting Agreements	Recitals
WARN Act	Section 4.17(l)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1 and Section 6.2, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity in the REIT Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II. The REIT Merger shall have the effects provided in this Agreement and the Articles of Merger, and as specified in the applicable provisions of the MGCL and MLLCA.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DRULPA, at the Partnership Merger Effective Time, REIT I Operating Partnership shall be merged with and into REIT II Operating Partnership, with REIT II Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by REIT II and REIT I. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Times.

(a) On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT I or the Surviving Entity under the MGCL or MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “REIT Merger Effective Time” and together with the Partnership Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger shall provide that the name of the Surviving Entity shall be “Revolution I Merger Sub, LLC.”

(b) On the Closing Date, REIT II Operating Partnership and REIT I Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT II Operating Partnership, REIT I Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.

Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a) From and after the REIT Merger Effective Time, the charter of REIT II shall remain in effect as the charter of REIT II until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of REIT II.

(b) At the REIT Merger Effective Time and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.

(c) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of REIT II Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the Amended and Restated REIT II OP Agreement will be the limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such agreement.

Section 2.5 Managers of the Surviving Entity. At the REIT Merger Effective Time, by virtue of the Merger, the member of Merger Sub shall manage the Surviving Entity.

Section 2.6 Tax Treatment of Mergers

(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.

(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by REIT I Operating Partnership of all of its assets and liabilities to REIT II Operating Partnership in exchange for REIT II OP Units followed by the distribution of such units to REIT II and REIT I Operating Partnership Minority Owner in a complete liquidation of REIT I Operating Partnership, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code pursuant to the REIT Merger. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7 Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of REIT I Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Mergers.

(a) The REIT Merger. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:

(i) Except as noted below, each share of (A) REIT I Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement 1.22423 shares (the “Exchange Ratio”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of REIT II Common Stock and (B) REIT I Convertible Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive $0.02 in cash (without interest) (upon the proper surrender of such Book-Entry Share) (collectively, the “REIT Merger Consideration”) in accordance with Section 3.2 and subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(c), Section 3.3 and the next sentence of this Section 3.1(a)(i). The REIT Merger Consideration payable to each holder of REIT I Common Stock with respect to their shares of REIT I Common Stock will be aggregated and each such holder shall be entitled to receive such number of shares of REIT II Common Stock, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000th of a share), consistent with the Exchange Ratio. From and after the REIT Merger Effective Time, all shares of REIT I Common Stock and REIT I Convertible Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of REIT I Common Stock or REIT I Convertible Stock shall cease to have any rights with respect thereto, except for the right to receive the REIT Merger Consideration therefor in accordance with Section 3.2.

(ii) Each share of REIT I Restricted Stock that is issued and outstanding as of immediately prior to the REIT Merger Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, in accordance with the terms of the Agreement a number of shares of REIT II Common Stock equal to the Exchange Ratio, rounded down to the nearest whole number of shares of REIT II Common Stock (upon the proper surrender of such Book-Entry Share). Except as otherwise set forth in this Agreement, each share of REIT II Common Stock issued pursuant to this Section 3.1(a)(ii) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the REIT I Long-Term Incentive Plan, if applicable, and the restricted stock agreements relating thereto, as in effect immediately prior to the REIT Merger Effective Time.

(iii) Each share of REIT I Common Stock or REIT I Convertible Stock, if any, then held by any REIT I Subsidiary shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(iv) Each share of REIT I Common Stock or REIT I Convertible Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(v) Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain the only issued and outstanding membership interests of Merger Sub, and REIT II shall remain the sole member of Merger Sub.

(b) The Partnership Merger. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of REIT II Operating Partnership or REIT I Operating Partnership or the holders of any securities of REIT II Operating Partnership or REIT I Operating Partnership:

(i) Each REIT I OP Unit outstanding and held by Merger Sub and REIT I Holdco as of immediately prior to the Partnership Merger Effective Time (which will occur after the REIT Merger Effective Time as specified in Section 2.3) will be converted in the aggregate into the right to receive, in accordance with the terms of the Amended and Restated REIT II OP Agreement (upon the proper surrender of such REIT I OP Unit) the number of validly issued, fully paid and nonassessable REIT II OP Units specified in the Amended and Restated REIT II OP Agreement as being held by Merger Sub and REIT I Holdco as of the Partnership Merger Effective Time.

(ii) Each REIT I Common OP Unit outstanding and held by REIT I Operating Partnership Minority Owner as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement, the Exchange Ratio (upon the proper surrender of such REIT I Common OP Unit) of validly issued, fully paid and nonassessable REIT II Common OP Units, and each REIT I Preferred OP Unit outstanding and held by REIT I Operating Partnership Minority Owner as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement (upon the proper surrender of such REIT I Preferred OP Unit), one validly issued, fully paid and nonassessable REIT II Preferred OP Unit (collectively, the “Partnership Merger Consideration”). The REIT II Common OP Units payable to REIT I Operating Partnership Minority Owner will be aggregated and REIT I Operating Partnership Minority Owner shall be entitled to receive such number of REIT II Common OP Units, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000th of a unit), consistent with the Exchange Ratio. From and after the Partnership Merger Effective Time, all such REIT I OP Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and REIT I Operating Partnership Minority Owner shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with Section 3.2; and

(iii) REIT II will be the general partner of the Surviving Partnership.

(c) Adjustment of the REIT Merger Consideration and Partnership Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of REIT I, REIT I Operating Partnership, REIT II or REIT II Operating Partnership should split, combine or otherwise reclassify the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units, or make a dividend or other distribution in shares of the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units (including any dividend or other distribution of securities convertible into REIT I Common Stock, REIT I OP Units, REIT II Common Stock or REIT II OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books. From and after the REIT Merger Effective Time, the share transfer books of REIT I and REIT I Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units. From and after the Merger Effective Time, Persons who held REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units outstanding immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law.

Section 3.2 Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable following the REIT Merger Effective Time, REIT II shall cause its transfer agent, DST Systems (or any successor transfer agent for REIT II, the “Transfer Agent”) to record the issuance on the stock records of REIT II of the amount of REIT II Common Stock that is issuable to each holder of shares of REIT I Common Stock (including any fractional shares thereof), pursuant to Section 3.1(a)(i). Shares of REIT II Common Stock issuable pursuant to this Section 3.2(a) in exchange for shares of REIT I Common Stock shall be in book-entry form.

(b) As soon as reasonably practicable after the REIT Merger Effective Time, REIT II shall take such action as may be reasonably necessary to provide the former holders of REIT I Convertible Stock with the REIT Merger Consideration therefor, subject to the receipt of such evidence of surrender or transfer as REIT II shall reasonably require.

(c) After the REIT Merger Effective Time, there shall be no further registration of transfers of shares of REIT I Common Stock or REIT I Convertible Stock. If, after the REIT Merger Effective Time, shares are presented to the Surviving Entity or the Transfer Agent, they shall be canceled and exchanged for the REIT Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(d) None of REIT II, REIT II Operating Partnership, the Surviving Entity, the Surviving Partnership or the Transfer Agent or any other Person shall be liable to any holder of REIT I Common Stock or REIT I Convertible Stock for any REIT Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of shares of REIT I Common Stock or REIT I Convertible Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) As soon as reasonably practicable after the Partnership Merger Effective Time, REIT II and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of REIT I OP Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.

Section 3.3 Withholding Rights. Each and any REIT I Party, REIT II Party, the Surviving Entity, the Surviving Partnership or the Transfer Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Mergers.

(a) At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT II Operating Partnership and REIT I Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of REIT II Operating Partnership and REIT I Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT I Parties and delivered by the REIT I Parties to the REIT II Parties at or prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT I Parties made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, provided, that the disclosures in the REIT I SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the REIT I Disclosure Letter, and (ii) the representations and warranties made in Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a) through (c) (SEC Documents;

Financial Statements), Section 4.6 (Absence of Certain Changes or Events), Section 4.7 (No Undisclosed Liabilities), Section 4.19 (Brokers) and Section 4.20 (Opinion of Financial Advisor), the REIT I Parties hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to the REIT II Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) REIT I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c) Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Except as set forth in Section 4.1(d) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e) REIT I has made available to REIT II complete and correct copies of the REIT I Governing Documents. Each of REIT I and REIT I Operating Partnership is in compliance with the terms of its REIT I Governing Documents in all material respects. True and complete copies of REIT I’s minute book have been made available by REIT I to REIT II.

(f) REIT I has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) Each of the REIT I Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the REIT I Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT I Parties and the consummation by the REIT I Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT I Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the REIT I Stockholder Approval, the filing of Articles of Amendment relating to the REIT I Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b) This Agreement has been duly executed and delivered by the REIT I Parties, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of the REIT I Parties enforceable against the REIT I Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the REIT I Special Committee, the REIT I Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the REIT I Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of REIT I and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to REIT I and are on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the REIT I Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the REIT I Proxy Statement the recommendation of the REIT I Board to holders of REIT I Common Stock and REIT I Convertible Stock to vote in favor of approval of the REIT Merger and the recommendation of the REIT I Board to holders of REIT I Common Stock to vote in favor of the REIT I Charter

Amendment (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The REIT I Stockholder Approval is the only vote of the holders of securities of REIT I or REIT I Operating Partnership required to approve the Mergers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the REIT I Stockholder Approval, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the REIT I Disclosure Letter, require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement by each of the REIT I Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such REIT I Parties, except (i) the filing with the SEC of (A) the REIT I Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the REIT I Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of REIT I consists of 1,000,000,000 shares of REIT I Common Stock, 10,000,000 shares of preferred stock, $0.01 par value per share (“REIT I Preferred Stock”), and 50,000 shares of convertible stock, $0.01 par value per share (“REIT I Convertible Stock”). As of the date hereof, (i) 69,919,882 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding and (iii) 49,935 shares of REIT I Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.

(b) Section 4.4(b) of the REIT I Disclosure Letter sets forth for all holders of REIT I Restricted Stock, the name of the holder thereof, the date of the issuance thereof and the vesting schedule therefor (including whether the vesting of such REIT I Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events).

(c) Except as set forth on Section 4.4(c) of the REIT I Disclosure Letter, all the REIT I OP Units are held by REIT I or a Wholly Owned REIT I Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the REIT I OP Units are duly authorized and validly issued.

(d) All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I or REIT I Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.

(e) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except as set forth in Section 4.4(a) of the REIT I Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities (other than REIT I OP Units and REIT I Convertible Stock), preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the REIT I Share Redemption Program or the Contribution Documents, redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.

(f) Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Except as set forth at Section 4.4(f) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock. No REIT I Common Stock is owned by any REIT I Subsidiary.

(g) REIT I does not have a “poison pill” or similar stockholder rights plan.

(h) All dividends or other distributions on the shares of REIT I Common Stock and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) REIT I has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2016 (the forms, documents, statements and reports filed with the SEC since December 31, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.

(b) REIT I has made available to REIT II complete and correct copies of all written correspondence between the SEC, on one hand, and REIT I, on the other hand, since December 31, 2016. At all applicable times, REIT I has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

(d) Since December 31, 2016, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of REIT I required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT I was required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to REIT II) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) REIT I is not and none of the REIT I Subsidiaries are, a party to, and none of REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.

(f) Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the REIT I Disclosure Letter, since December 31, 2019 through the date of this Agreement, (a) REIT I and all REIT I Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of Business by REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of June 30, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any of the REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT I Permits. To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit, except where the impairment or revocation of any such REIT I Permit, individually, or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) Neither REIT I nor any REIT I Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any other REIT I Subsidiary is bound, or (ii) any REIT I Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.9 Litigation. There is no material Action or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. None of REIT I and the REIT I Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since

December 31, 2019, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 4.10 Properties.

(a) Section 4.10(a) of the REIT I Disclosure Letter lists the REIT I Properties, and sets forth the REIT I Party or applicable REIT I Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to REIT II: (A) REIT I or a REIT I Subsidiary owns fee simple title to, or a valid leasehold interest in, the REIT I Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any violation of any Law affecting any portion of any of the REIT I Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT I Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT I Properties or by the continued maintenance, operation or use of the parking areas.

(b) REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.

(c) REIT I and the REIT I Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.

(d) A policy of title insurance has been issued for each REIT I Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by REIT I or the applicable REIT I Subsidiary and (ii) to the Knowledge of REIT I, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to any of the REIT I Parties, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the REIT I Parties, the other REIT I Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the REIT I Parties and each other REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by REIT I and each REIT I Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) REIT I Parties, any of the REIT I Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) except as set forth on Section 4.11 of the REIT I Disclosure Letter, there are no liabilities or obligations (and no asserted liability or obligations) of the REIT I Parties or any of the other REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) REIT I has made available to REIT II a true, correct and complete copy of each Contract (other than a REIT I Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to REIT I’s Annual Report on Form 10-K for the year ending December 31, 2019 or any subsequent current or periodic report;

(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the REIT I Parties or any other REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the REIT I Parties or any other REIT I Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the REIT I Parties or any other

REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the REIT I Parties or any other REIT I Subsidiary or the geographic area in which the REIT I Parties or any other REIT I Subsidiary may conduct business;

(v) is a Contract that obligates the REIT I Parties or any other REIT I Subsidiary to indemnify any past or present directors, officers, or employees of the REIT I Parties or any other REIT I Subsidiary pursuant to which the REIT I Parties or any other REIT I Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the REIT I Parties or any other REIT I Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the REIT I Parties or any other REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary) by REIT I or any REIT I Subsidiary in an amount in excess of $500,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the REIT I Parties or any other REIT I Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of REIT I or any REIT I Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of REIT I or any REIT I Subsidiary;

(xiii) contains restrictions on the ability of REIT I or any REIT I Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of REIT I and REIT I Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;

(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;

(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;

(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the REIT I Properties or otherwise gives rights with regard to use of the REIT I Properties, other than third-party residential tenant leases or ancillary retail leases; or

(xxii) is both (A) not made in the ordinary course of business and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which the REIT I Parties or any other REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”

(c) Each REIT I Material Contract is legal, valid, binding and enforceable on the REIT I Parties and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT I Parties and each other REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. None of the REIT I Parties or any other REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. None of the REIT I Parties or any other REIT I Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT I Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2019, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.

(d) Section 4.12(d) of the REIT I Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary, and describes the property that is subject to such management agreement, REIT I or the applicable REIT I Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on REIT I or the applicable REIT I Subsidiary and relating thereto (collectively, the “REIT I Management Agreement Documents”). The true, correct and complete copies of all REIT I Management Agreement Documents have been made available to REIT II. Each REIT I Management Agreement Document is valid, binding and in full force and effect as against REIT I or the applicable REIT I Subsidiary and, to the Knowledge of REIT I, as against the other party thereto. Neither REIT I nor any REIT I Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.

Section 4.13 Taxes.

(a) Each REIT I Party and each other REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT I Party and each other REIT I Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT I and each REIT I Subsidiary with respect to the taxable years ending on or after REIT I’s formation have been made available to REIT II. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2010, and through and including the Closing Date (determined as if REIT I’s current taxable year ended immediately prior to Closing), REIT I (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT I is expected to enable REIT I to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT I’s failure to qualify as a REIT, and no challenge to REIT I’s status as a REIT is pending or threatened in writing. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. At all times since its formation through and including the REIT Merger Effective Time, REIT I Holdco is and will be disregarded as an entity separate from REIT I for federal tax purposes.

(e) Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g) REIT I and the REIT I Subsidiaries, and to the Knowledge of REIT I, any predecessor employers of the foregoing, have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) Except as set forth in Section 4.13(h) of the REIT I Disclosure Letter, there are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Encumbrances upon any property or assets of REIT I or any REIT I Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any other REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except as set forth in Section 4.13(k) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) Except as set forth in Section 4.13(o) of the REIT I Disclosure Letter, no written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 Intellectual Property. Except as set forth on Section 4.14 of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, to the Knowledge of REIT I and the REIT I Subsidiaries, (i) no Intellectual Property owned by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. To the Knowledge of REIT I and the REIT I Subsidiaries, since December 31, 2019, neither REIT I nor any REIT I Subsidiary has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Information Privacy & Security. REIT I and any REIT I Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of REIT I and any REIT I Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and REIT I and any REIT I Subsidiary is in compliance with such policies and procedures. REIT I and any REIT I Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. REIT I and any REIT I Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. REIT I and any REIT I Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.

Section 4.16 Insurance. Section 4.16 of the REIT I Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”), which REIT I Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of REIT I and REIT I Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed. Each REIT I Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all REIT I Insurance Policies have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies and all claims, events and occurrences that may be covered under any REIT I Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation, termination or increase in premium has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. REIT I has made available to REIT II true and correct copies of all REIT I Insurance Policies. No REIT I Insurance Policies are written on retrospective, audited or similar premium basis.

Section 4.17 Employee Matters.

(a) Neither REIT I nor any REIT I Subsidiary has ever (i) been a party to any collective bargaining agreement; (ii) had any application or petition for an election, or for certification, of a collective bargaining agent pending; (iii) had pending, existing, or threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving REIT I or any REIT I Subsidiary; or (iv) been subject to any Action or threatened Action relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board. REIT I, and the REIT I Subsidiaries are, and in the three years preceding the date of this Agreement have been, in compliance with all applicable Laws and Orders regarding the terms and conditions of employment or other labor related matters, and the payment and withholding of Taxes with respect to their employees, and there are no Actions relating to any such violation pending or threatened against REIT I or any REIT I Subsidiary, nor have there been any such actual or threatened Actions in the three years preceding the date of this Agreement.

(b) Section 4.17(b) of the REIT I Disclosure Letter sets forth a list of each REIT I Benefit Plan and its sponsoring entity or entities. Other than the REIT I Benefit Plans listed on Section 4.17(b) of the REIT I Disclosure Letter, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to, and do not have any liability (contingent or otherwise) with respect to, any Employee Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any REIT I Benefit Plan.

(c) None of REIT I, any REIT I Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). No REIT I Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than pursuant to COBRA (whether company paid or not) or other applicable legal requirements.

(d) Each REIT I Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each REIT I Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the REIT I Benefit Plan has received and is entitled to rely on a determination from the Internal Revenue Service that such REIT I Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter), and REIT I, the REIT I Subsidiary, or their respective ERISA Affiliate (as applicable) has properly adopted such REIT I Benefit Plan. No event or documentation defect with respect to any REIT I Benefit Plan has occurred which would could cause such REIT I Benefit Plan to become disqualified for purposes of Section 401(a) of the Code or which could cause REIT I or any REIT I Subsidiary to incur any monetary penalty or other liability. No audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any REIT I Benefit Plan.

(e) The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons). Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any REIT I Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(f) All premiums for, contributions to, and payments from, any REIT I Benefit Plans have been timely made or timely accrued by REIT I and/or the REIT I Subsidiaries in the consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries.

(g) None of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of

REIT I, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any REIT I Benefit Plan that could result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.

(h) No event has occurred, and no condition or circumstance exists, that could subject REIT I, any REIT I Subsidiary, or any REIT I Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.

(i) All current and former employees of REIT I and any REIT I Subsidiary who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of REIT I and any REIT I Subsidiary have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to REIT I and any REIT I Subsidiary as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and REIT I Benefit Plans.

(j) Section 4.17(j) of the REIT I Disclosure Letter contains a true, accurate and complete list of all employees of REIT I and any REIT I Subsidiary, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to REIT II, and shall be deemed to be part of Section 4.17(j) of the REIT I Disclosure Letter.

(k) There are not any oral or informal arrangements, commitments or promises between REIT I, nor any REIT I Subsidiary, and any employees, independent contractors or consultants thereof that have not been documented as part of the formal written agreements between any such Persons and REIT I or any REIT I Subsidiary. There are no agreements or understandings between REIT I or any REIT I Subsidiary and any employee, independent contractor or consultant that the term of their employment or engagement will be for any particular period.

(l) In the three years preceding the date of this Agreement, neither REIT I nor any REIT I Subsidiary has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and as of the date of this Agreement, neither REIT I nor any REIT I Subsidiary has taken any action that would reasonably be expected to cause the REIT II Parties to incur any liability or obligation under WARN following the Closing.

(m) REIT I and any REIT I Subsidiary has complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”). Neither REIT I, nor any REIT I Subsidiary, has employed individuals not authorized to work in the United States. Neither REIT I, nor any REIT I Subsidiary, has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

Section 4.18 Related-Party Transactions. Except as described in REIT I SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date hereof (the “REIT I Related-Party Agreements”), no agreements, arrangements or understandings between any of the REIT I Parties or any other REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.19 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.19 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person, true, correct and complete copies of which have been provided to REIT II prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the REIT I Parties or any other REIT I Subsidiary.

Section 4.20 Opinion of Financial Advisor. The REIT I Special Committee has received the oral opinion of Robert A. Stanger & Co., Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, each of the REIT Merger Consideration to be paid to holders of the REIT I Common Stock and the REIT I Convertible Stock, and the Partnership Merger Consideration to be paid to holders of REIT I OP Units, is fair, from a financial point of view, to the holders of shares of the REIT I Common Stock and the REIT I Convertible Stock and to the holders of REIT I OP Units (other than REIT II and its Affiliates). REIT I will deliver to REIT II a complete and correct copy of such opinion promptly after receipt thereof by the REIT I Special Committee solely for informational purposes. REIT I acknowledges that the opinion of Houlihan Lokey Capital, Inc. contemplated by Section 5.20 is for the benefit of the REIT II Special Committee and that REIT I shall not be entitled to rely on that opinion for any purpose.

Section 4.21 Takeover Statutes. None of REIT I or any REIT I Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT I Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.22 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the REIT I Parties or any REIT I Subsidiary for inclusion or incorporation by reference in (a) REIT I Proxy Statement will, at the time it is first mailed to the REIT I stockholders, at the time of the REIT I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT I is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT I and the REIT I Subsidiaries (or other information supplied by or on behalf of REIT I or any REIT I Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the REIT II Parties.

Section 4.23 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the REIT I Parties or any other Person on behalf of a REIT I Party has made any representation or warranty, expressed or implied, with respect to the REIT I Parties or any other REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the REIT I Parties or any other REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, none of the REIT I Parties or any other Person on behalf of a REIT I Party makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT I Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT I Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT I Parties acknowledge and agree that none of the REIT II Parties or any other Person on behalf of a REIT II Party has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by the REIT II Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to the REIT I Parties or any of their respective Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to the REIT I Parties at or prior to the execution and delivery of this

Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein), (b) as required pursuant to the REIT III Merger Agreement or in connection with the REIT III Merger, or (c) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article V is reasonably apparent on its face, provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a) through (c) (SEC Documents; Financial Statements), Section 5.6 (Absence of Certain Changes or Events), Section 5.7 (No Undisclosed Liabilities), Section 5.19 (Brokers) and Section 5.20 (Opinion of Financial Advisor), the REIT II Parties hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to the REIT I Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) REIT II is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(c) Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).

(e) REIT II has made available to REIT I complete and correct copies of the REIT II Governing Documents. Each of REIT II and REIT II Operating Partnership is in compliance with the terms of its REIT II Governing Documents in all material respects. True and complete copies of REIT II’s minute book have been made available by REIT II to REIT I.

(f) REIT II has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority; Approval Required.

(a) Each of the REIT II Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b) This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by the REIT I Parties, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the REIT II Special Committee, the REIT II Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are advisable and in the best interest of REIT II and that this Agreement, the Mergers, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are fair and reasonable to REIT II and on terms and conditions no less favorable to REIT II than those available from unaffiliated third parties and (ii) authorized and approved this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(d) REIT II, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the REIT II Disclosure Letter require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such REIT II Parties, except (i) the filing with the SEC of (A) the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the REIT II Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.4 Capital Structure.

(a) The authorized capital stock of REIT II consists of 1,000,000,000 shares of REIT II Common Stock, 10,000,000 shares of preferred stock, $0.01 par value per share (“REIT II Preferred Stock”) and 50,000 shares of convertible stock, $0.01 par value per share (“REIT II Convertible Stock”). As of the date hereof, (i) 60,206,508 shares of REIT II Common Stock were issued and outstanding, (ii) no shares of REIT II Preferred Stock were issued and outstanding and (iii) 50,000 shares of REIT II Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable, and all shares of REIT II Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of REIT II.

(b) All the REIT II OP Units are held by REIT II or a Wholly Owned REIT II Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the REIT II OP Units are duly authorized and validly issued.

(c) All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II or REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT II or any REIT II Subsidiary (“REIT II Voting Debt”) issued and outstanding. Except as set forth in Section 5.4(d) of the REIT II Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities (other than REIT II OP Units and REIT II Convertible Stock), preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the REIT II Share Redemption Program, redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.

(e) Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Except as set forth at Section 4.4(e) of the REIT II Disclosure Letter, neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock. No REIT II Common Stock is owned by any REIT II Subsidiary.

(f) REIT II does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of REIT II Common Stock and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) REIT II has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act since December 31, 2016 (the forms, documents, statements and reports filed with the SEC since December 31, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT II SEC Documents is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened. None of the REIT II SEC Documents is the subject of any confidential treatment request by REIT II.

(b) REIT II has made available to REIT I complete and correct copies of all written correspondence between the SEC, on one hand, and REIT II, on the other hand, since December 31, 2016. At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.

(d) Since December 31, 2016, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of REIT II required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II was required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT II has disclosed to REIT II’s auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) REIT II is not and none of the REIT II Subsidiaries are, a party to, and none of REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II’s or such REIT II Subsidiary’s audited financial statements or other REIT II SEC Documents.

(f) Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. Except as set forth in Section 5.6 of the REIT II Disclosure Letter, since December 31, 2019 through the date of this Agreement, (a) REIT II and all REIT II Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of Business by REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of June 30, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) REIT II and each REIT II Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No event has occurred with respect to any of the REIT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT II Permits. To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit, except where the impairment or revocation of any such REIT II Permit, individually, or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Neither REIT II nor any REIT II Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any other REIT II Subsidiary is bound, or (ii) any REIT II Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.9 Litigation. There is no material Action or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. None of REIT II and the REIT II Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 5.10 Properties.

(a) Section 5.10(a) of the REIT II Disclosure Letter lists the REIT II Properties, and sets forth the REIT II Party or applicable REIT II Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to REIT I: (A) REIT II or a REIT II Subsidiary owns fee simple title to, or a valid leasehold interest in, the REIT II Properties, free and clear of Encumbrances, except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any violation of any Law affecting any portion of any of the REIT II Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT II Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT II Properties or by the continued maintenance, operation or use of the parking areas.

(b) REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.

(c) REIT II and the REIT II Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither REIT II’s, nor the REIT II Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.

(d) A policy of title insurance has been issued for each REIT II Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by REIT II or the applicable REIT II Subsidiary and (ii) to the Knowledge of REIT II, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the REIT II Parties, the other REIT II Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the REIT II Parties and each other REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by REIT II and each REIT II Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) REIT II Parties, any of the REIT II Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) except as set forth on Section 5.11 of the REIT I Disclosure Letter, there are no liabilities or obligations (and no asserted liability or obligations) of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) REIT II has made available to REIT I a true, correct and complete copy of each Contract (other than an Employee Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to REIT II’s Annual Report on Form 10-K for the year ending December 31, 2019 or any subsequent current or periodic report;

(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the REIT II Parties or any other REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the REIT II Parties or any other REIT II Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the REIT II Parties or any other REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the REIT II Parties or any other REIT II Subsidiary or the geographic area in which the REIT II Parties or any other REIT II Subsidiary may conduct business;

(v) is a Contract that obligates the REIT II Parties or any other REIT II Subsidiary to indemnify any past or present directors, officers, or employees of the REIT II Parties or any other REIT II Subsidiary pursuant to which the REIT II Parties or any other REIT II Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the REIT II Parties or any other REIT II Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the REIT II Parties or any other REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary) by REIT II or any REIT II Subsidiary in an amount in excess of $500,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the REIT II Parties or any other REIT II Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of REIT II or any REIT II Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of REIT II or any REIT II Subsidiary;

(xiii) contains restrictions on the ability of REIT II or any REIT II Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of REIT II and REIT II Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;

(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;

(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;

(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the REIT II Properties or otherwise gives rights with regard to use of the REIT II Properties, other than third-party residential tenant leases or ancillary retail leases; or

(xxii) is both (A) not made in the ordinary course of business and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which the REIT II Parties or any other REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT II Material Contract.”

(c) Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof. None of the REIT II Parties or any other REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. None of the REIT II Parties or any other REIT II Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT II Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Since December 31, 2019, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.

(d) Section 5.12(d) of the REIT II Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary, and describes the property that is subject to such management agreement, REIT II or the applicable REIT II Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on REIT II or the applicable REIT II Subsidiary and relating thereto (collectively, the “REIT II Management Agreement Documents”). The true, correct and complete copies of all REIT II Management Agreement Documents have been made available to REIT I. Each REIT II Management Agreement Document is valid, binding and in full force and effect as against REIT II or the applicable REIT II Subsidiary and, to the Knowledge of REIT II, as against the other party thereto. Neither REIT II nor any REIT II Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 5.13 Taxes.

(a) Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT II and each REIT II Subsidiary with respect to the taxable years ending on or after REIT II’s formation have been made available to REIT I. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if REIT II’s current taxable year ended immediately prior to Closing), REIT II (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT II is expected to enable REIT II to continue to meet the requirements for qualification as a REIT through and including the Closing Date, without regard, however, to the distribution requirement described in Section 857(a) of the Code with respect to the taxable year, including the Closing, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT II’s failure to qualify as a REIT, and no challenge to REIT II’s status as a REIT is pending or threatened in writing. No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the taxable year, including the Closing), taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(g) REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Encumbrances upon any property or assets of REIT II or any REIT II Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any other REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) REIT II is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Except as set forth on Section 5.14 of the REIT II Disclosure Letter, neither REIT II nor any REIT II Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, to the Knowledge of REIT II and the REIT II Subsidiaries, (i) no Intellectual Property owned by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. To the Knowledge of REIT II and the REIT II Subsidiaries, since December 31, 2019, neither REIT II nor any REIT II Subsidiary has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Information Privacy & Security. REIT II and any REIT II Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of REIT II and any REIT II Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and REIT II and any REIT II Subsidiary is in compliance with such policies and procedures. REIT II and any REIT II Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. REIT II and any REIT II Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. REIT II and any REIT II Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.

Section 5.16 Insurance. Section 5.16 of the REIT II Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”), which REIT II Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of REIT II and REIT II Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed. Each REIT II Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all REIT II Insurance Policies have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies and all claims, events and occurrences that may be covered under any REIT I Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation, termination or increase in premium has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. REIT II has made available to REIT I true and correct copies of all REIT II Insurance Policies. No REIT II Insurance Policies are written on retrospective, audited or similar premium basis.

Section 5.17 Benefit Plans. Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees. None of REIT II, any REIT II Subsidiary, nor any of their respective ERISA Affiliates has, or has ever, sponsored, maintained, contributed to, or been required to contribute to, or has or has ever had any liability or obligation with respect to any Employee Benefit Plans.

Section 5.18 Related-Party Transactions. Except as described in the REIT II SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date hereof (the “REIT II Related Party Agreements”), no agreements, arrangements or understandings between any of the REIT II Parties or any other REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.19 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person, true, correct and complete copies of which have been provided to REIT I prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the REIT II Parties or any other REIT II Subsidiary.

Section 5.20 Opinion of Financial Advisor. The REIT II Special Committee has received the oral opinion of Houlihan Lokey Capital, Inc. prior to execution of this Agreement (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the REIT Merger, taken together with the Exchange Ratio in the OP Merger, pursuant to this Agreement is fair, from a financial point of view, to REIT II. REIT II will deliver to REIT I a complete and correct copy of such opinion promptly after receipt thereof by the REIT II Special Committee solely for informational purposes. REIT II acknowledges that the opinion of Robert A. Stanger & Co., Inc. contemplated by Section 4.20 is for the benefit of the REIT I Special Committee and that REIT II shall not be entitled to rely on that opinion for any purpose.

Section 5.21 Takeover Statutes. None of REIT II or any REIT II Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 5.22 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

Section 5.23 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the REIT II Parties or any REIT II Subsidiary for inclusion or incorporation by reference in (a) the REIT I Proxy Statement will, at the time it is first mailed to the REIT I stockholders, at the time of the REIT I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the REIT I Parties.

Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the REIT II Parties or any other Person on behalf of a REIT II Party has made any representation or warranty, expressed or implied, with respect to the REIT II Parties or any other REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the REIT II Parties or any other REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, none of the REIT II Parties or any other Person on behalf of a REIT II Party makes or has made any representation or warranty to any REIT I Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the REIT I Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that none of the REIT I Parties or any other Person on behalf of a REIT I Party has made or is making any representations or warranties relating to the REIT I Parties whatsoever, express or implied, beyond those expressly given by the REIT I Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT I Party furnished or made available to the REIT II Parties or any of their respective Representatives.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by REIT I.

(a) REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, each of the REIT I Parties shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.

(b) Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, the REIT I Parties shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i) (A) amend or propose to amend the REIT I Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, (C) amend the REIT I DRP or the REIT I Share Redemption Program in a manner material to REIT I, or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT I by any Wholly Owned REIT I Subsidiary and (B) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) except as required under the Contribution Documents and Section 8.3(g) hereof, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary; provided, that, after the filing of the Form S-4, REIT I may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT I Share Redemption Program;

(v) except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of REIT I or any of the REIT I Subsidiaries’ capital stock (including the REIT I OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire any material assets, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary, (B) acquisitions described in Section 6.1(b)(vi) of the REIT I Disclosure Letter and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

(vii) except as described in Section 6.1(b)(vii) of the REIT I Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party shall be considered to be done in the ordinary course of business;

(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing REIT I Material Contract that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I made available to REIT II prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock comply with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii));

(xiii) (A) hire or, except where due to cause, terminate any officer of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of REIT I’s directors, officers or employees except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of the REIT I Parties to consummate the Mergers;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.19 of the REIT I Disclosure Letter, in a manner adverse to REIT I or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) permit any Encumbrances, except Permitted Encumbrances;

(xxiv) materially modify or reduce the amount of any insurance coverage provided by the REIT I Insurance Policies;

(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the REIT I Common Stock with respect to the Merger;

(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or

(xxvii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2 Conduct of Business by REIT II.

(a) REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) as may be required by the REIT III Merger Agreement, or (5) as set forth in Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.

(b) Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or the REIT III Merger Agreement, or (4) as set forth in Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i) (A) amend or propose to amend the REIT II Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, (C) amend the REIT II DRP or the REIT II Share Redemption Program in a manner material to REIT II, or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT II by any Wholly Owned REIT II Subsidiary, and (B) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary; provided, that, after the filing of the Form S-4, REIT II may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT II Share Redemption Program;

(v) except for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of REIT II or any of the REIT II Subsidiaries’ capital stock (including the REIT II OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of REIT II or any of the REIT II Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire any material assets, except (A) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, (B) acquisitions described in Section 6.2(b)(vi) of the REIT II Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

(vii) except as described in Section 6.2(b)(vii) of the REIT II Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party shall be considered to be done in the ordinary course of business;

(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing REIT II Material Contract that occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II made available to REIT I prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock, comply with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii));

(xiii) (A) hire or, except where due to cause, terminate any officer of REIT II or any REIT II Subsidiary, (B) materially increase in any manner the compensation or benefits of any of REIT II’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Mergers;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.19 of the REIT II Disclosure Letter in a manner adverse to REIT II or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) permit any Encumbrances, except Permitted Encumbrances;

(xxiv) materially modify or reduce the amount of any insurance coverage provided by the REIT II Insurance Policies

(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the REIT II Common Stock with respect to the Merger;

(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or

(xxvii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

(d) For the avoidance of doubt, any material amendment of the REIT III Merger Agreement shall require the prior approval of REIT I, which approval shall not be unreasonably withheld, delayed or conditioned. If the REIT III Merger Agreement is not entered into concurrently with the execution and delivery of this Agreement, REIT II shall not, without the prior written approval of REIT I, alter the economic terms of the REIT III Merger Agreement.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the REIT Merger Effective Time, or (b) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the REIT I Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) REIT I shall prepare and cause to be filed with the SEC the REIT I Proxy Statement in preliminary form with respect to the REIT I Stockholders Meeting, and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the REIT I Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the REIT Merger (the “Registered Securities”). Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the REIT II Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to Article IX. Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the REIT I Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the REIT I Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of REIT I and REIT II shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the REIT I Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the REIT I Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the REIT I Proxy Statement received from the SEC. Each of REIT I and REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the REIT I Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of REIT I and REIT II shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the REIT I Stockholder Approval, any information relating to REIT I or REIT II, as the case may be, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the REIT I Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the REIT I Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 5.24, Section 4.23 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the REIT I Stockholders Meeting will be deemed to have been provided by REIT I.

(c) As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the REIT I Stockholders Meeting for the purpose of obtaining the REIT I Stockholder Approval (and other matters that shall be submitted to the holders of REIT I Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the REIT I Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive REIT I Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the REIT I Stockholders Meeting and to hold the REIT I Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they give the REIT I Stockholder Approval, include the REIT I Board Recommendation in the REIT I Proxy Statement and solicit and use its reasonable best efforts to obtain the REIT I Stockholder

Approval, except to the extent that the REIT I Board shall have made a REIT I Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the REIT I Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any REIT I Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the REIT I Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the REIT I Stockholder Approval, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the REIT I Stockholders Meeting (provided, however, that the REIT I Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the REIT I Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the REIT I Stockholders Meeting); provided, further, the REIT I Stockholders Meeting may not be postponed or adjourned on the date the REIT I Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that REIT I Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any REIT I Proxy Statement, prior to the REIT I Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation of Transactions; Change in Recommendation.

(a) Except as expressly permitted by this Section 7.3, during the Interim Period, REIT I shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the REIT I Stockholder Approval, REIT I or any of the REIT I Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the REIT I Board determines in good faith, after consultation with REIT I’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the REIT I Board has determined in good faith, after consultation with REIT I’s outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law, REIT I may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(b), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to REIT I and the REIT I Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that REIT I shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to REIT II any non-public information concerning REIT I or any of the REIT I Subsidiaries that is provided to any Person given such access which was not previously provided to REIT II or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.

(c) REIT I shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise REIT II in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep REIT II promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. REIT I agrees that it and the REIT I Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a REIT I Subsidiary from providing any information required to be provided to REIT II in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(d) Except as expressly permitted by this Section 7.3(d), the REIT I Board shall not (i)(A) fail to recommend to its stockholders that the REIT I Stockholder Approval be given or fail to include the REIT I Board Recommendation in the REIT I Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the REIT I Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the REIT I Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of REIT I a Competing Proposal (actions described in this clause (i) being referred to as a “REIT I Adverse Recommendation Change”) or (ii) authorize, cause or permit REIT I or any of the REIT I Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the REIT I

Stockholder Approval is obtained, the REIT I Board, may make (but in each case, subject to compliance with this Section 7.3(d) and Sections 7.3(a)-(c)), a REIT I Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to REIT I by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the REIT I Board has determined in good faith (y) after consultation with REIT I’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law and (z) after consultation with REIT I’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) REIT I has given REIT II at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) REIT II and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith during such notice period to enable REIT II to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT I Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by REIT II and shall have determined that, after consultation with the REIT I’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT I shall, in each case, have delivered to REIT II an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(c)(ii), the REIT I Board shall submit the REIT Merger to its stockholders even if the REIT I Board shall have effected a REIT I Adverse Recommendation Change, and the REIT I Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

(e) At any time prior to receipt of the REIT I Stockholder Approval and subject to Section 7.1(c), the REIT I Board may, if the REIT I Board determines in good faith, after consultation with REIT I’s outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law, make a REIT I Adverse Recommendation Change in response to an Intervening Event.

(f) Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the REIT I Board from: (i) taking and disclosing to the stockholders of REIT I, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of REIT I pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the REIT I Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(f)) permitted under this Section 7.3(f) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the REIT I Board Recommendation shall be deemed a REIT I Adverse Recommendation Change and; provided, further, that the REIT I Board shall not, except as expressly permitted by Section 7.3(d), effect a REIT I Adverse Recommendation Change.

(g) REIT I agrees that in the event any REIT I Subsidiary or any Representative of REIT I or any REIT I Subsidiary takes any action, that if taken by REIT I would constitute a material violation of this Section 7.3, then REIT I shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(h) For purposes of this Agreement:

(i) “Competing Proposal” means, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) and representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries taken as a whole, (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (3) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.

(ii) “Superior Proposal” means a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (A) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (B) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)).

Section 7.4 Public Announcements. Except with respect to any REIT I Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT I Parties and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the

Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to an Indebtedness set forth at Section 4.3(b)(iii) of the REIT I Disclosure Letter and Section 5.3(b)(iii) of the REIT II Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the REIT I Parties, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (REIT II Terminating Breach), or Section 9.1(d)(i) (REIT I Terminating Breach).

(c) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The REIT I Parties and their respective Representatives shall give REIT II the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the REIT I Parties or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The REIT II Parties and their respective Representatives shall give the REIT I Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b) and to the extent permitted by applicable Law and the REIT II Governing Documents, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the

REIT Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, or trustee of REIT I or any of the REIT I Subsidiaries, including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b) To the extent permitted by applicable Law, the Surviving Entity shall, and REIT II agrees to cause the Surviving Entity to, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members and trustees of REIT I or any of the REIT I Subsidiaries (the “Indemnified Parties”) as currently provided in (i) the REIT I Governing Documents and (ii) indemnification agreements between REIT I and any Indemnified Party as scheduled on Section 7.7(b) of the REIT I Disclosure Letter. For a period of six years following the REIT Merger Effective Time, the REIT II Governing Documents and the equivalent governing or organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall not be amended, repealed or otherwise modified for a period of six years following the REIT Merger Effective Time in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.

(c) REIT I and REIT II shall (i) ensure that the current D&O insurance policies shared by REIT I and REIT II will continue in full force through the Mergers, including as to alleged acts or omissions occurring after the Closing; and (ii) take no action to cancel or terminate coverage under the six year D&O insurance tail policies purchased at the time of the REIT I Internalization Transaction.

(d) If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of REIT II or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e) REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. After the signing of this Agreement and before the REIT Merger Effective Time, REIT I shall coordinate with REIT II with respect to the declaration of, and the setting of record dates and payment dates for dividends on REIT I Common Stock so that holders of REIT I Common Stock do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock received in the REIT Merger.

(b) In the event that REIT I shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii), it shall notify REIT II at least 20 days prior to the Closing Date, and REIT II shall be entitled to declare a dividend per share payable to holders of REIT II Common Stock, in an amount per share of REIT II Common Stock equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. In the event that REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.2(b)(iii), it shall notify REIT I at least 20 days prior to the Closing Date, and REIT I shall be entitled to declare a dividend per share payable to holders of REIT I Common Stock, in an amount per share of REIT I Common Stock equal to the quotient obtained by multiplying (x) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section 7.10 Obligations of the Parties. REIT I shall take all actions necessary to cause the other REIT I Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. REIT II shall take all actions necessary to (a) cause the REIT II Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.11 Certain Transactions. Except as set forth in Section 7.11 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

Section 7.12 Tax Matters.

(a) Each of REIT I and REIT II shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of REIT I, REIT II or any REIT I Subsidiary or REIT II Subsidiary shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP, and (ii) deliver to Morris, Manning & Martin, LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT I and REIT I Operating Partnership, containing representations of REIT I and REIT I Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(e).

(c) REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of DLA Piper LLP (US), and (ii) deliver to DLA Piper LLP (US) tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and REIT II Operating Partnership, containing representations of REIT II and REIT II Operating Partnership reasonably necessary or appropriate to enable DLA Piper LLP (US) to render the tax opinions described in Section 8.2(e) and Section 8.3(f).

(d) REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.13 REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to cause the individuals set forth on Section 7.13 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the REIT Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board, as of the REIT Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the REIT II Board shall appoint such replacement as a member of the REIT II Board, as of the REIT Merger Effective Time.

Section 7.14 REIT II Share Redemption Program. From and after the REIT Merger Effective Time, REIT II shall take all such steps as may be required to cause the REIT II Share Redemption Program or any similar redemption program then in effect (as each may be amended from time to time) to provide for all purposes thereunder (including, without limitation, any holding period requirement or redemption price determination) that each share of REIT II Common Stock issued to REIT I stockholders in the Merger will be treated as having been outstanding from the date such stockholder acquired the corresponding share of REIT I Common Stock that was exchange in the Merger.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the REIT Merger Effective Time of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approval. The REIT I Stockholder Approval shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The REIT I Charter Amendment shall have become effective pursuant to the MGCL.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the REIT I Parties. The obligations of the REIT I Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT I, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure), shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Performance of Covenants and Obligations of the REIT II Parties. The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.

(d) Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(g) have been satisfied.

(e) REIT Opinion. REIT I shall have received a written opinion of DLA Piper LLP (US), or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, commencing with REIT II’s taxable year that ended on December 31, 2014, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT II to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II and REIT II Operating Partnership.

(f) Section 368 Opinion. REIT I shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Morris, Manning & Martin, LLP may rely upon the tax representation letters described in Section 7.12.

(g) Board Designees. The REIT I Designees shall have been elected to the REIT II Board effective as of the REIT Merger Effective Time.

(h) Consents. REIT II shall have received the written Consents identified on Section 8.2(h) of the REIT II Disclosure Letter in form and substance reasonably acceptable to REIT I.

Section 8.3 Conditions to Obligations of the REIT II Parties. The obligations of the REIT II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the REIT I Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT I Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) Performance of Covenants and Obligations of the REIT I Parties. The REIT I Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d) Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the factual conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(g) have been satisfied.

(e) REIT Opinion. REIT II shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2010, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I and REIT I Operating Partnership.

(f) Section 368 Opinion. REIT II shall have received a written opinion of DLA Piper LLP (US), or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the

Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, DLA Piper LLP (US) may rely upon the tax representation letters described in Section 7.12.

(g) Contribution Agreement. The Contribution Agreement and all ancillary documents or agreements contemplated thereunder (the “Contribution Documents”) shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall have not been subsequently rescinded, supplemented, modified or amended or withdrawn in any way. Each party to the Contribution Documents shall have performed all obligations required to be performed by such party as of the Closing Date under each Contribution Document. None of the parties to the Contribution Documents shall be in breach or violation of, or default under, any Contribution Document, and no event shall have occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Contribution Document. None of the parties to the Contribution Documents shall have received notice of any violation or default under any Contribution Document and no party to the Contribution Documents shall have received any written notice of the intention of any party to cancel, terminate, or materially change the scope of rights under any Contribution Document. REIT I has received all consents, complied with all notice requirements and cured or obtained waivers of defaults with respect to any third Person required as a result of the consummation of the transactions contemplated under the Contribution Agreement.

(h) Consents. REIT I shall have received the written Consents identified on Section 8.3(h) of the REIT I Disclosure Letter in form and substance reasonably acceptable to REIT II.

ARTICLE IX

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the REIT I Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of REIT I and REIT II;

(b) by either REIT I (with the prior approval of the REIT I Special Committee) or REIT II (with the prior approval of the REIT II Special Committee):

(i) if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on June 8, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and

(B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii) if the REIT I Stockholder Approval shall not have been obtained at the REIT I Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger and REIT I Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the REIT I Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c) by REIT I (with the prior approval of the REIT I Special Committee):

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the REIT II Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “REIT II Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from REIT I to REIT II and two Business Days before the Outside Date; provided, that REIT I shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time REIT I delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii) if REIT I has accepted a Superior Proposal at any time prior to receipt of the REIT I Stockholder Approval in accordance with the provisions of Section 7.3(d); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, REIT I has delivered written notice to REIT II to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the REIT I Parties are prepared to consummate the Closing, and (C) the REIT II Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three Business Day period, REIT II shall not be entitled to terminate this Agreement); or

(d) by REIT II (with the prior approval of the REIT II Special Committee):

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the REIT I Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “REIT I Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from REIT II to REIT I and two Business Days before the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii) if, at any time prior to receipt of the REIT I Stockholder Approval, (A) the REIT I Board or any committee thereof, for any reason, shall have effected a REIT I Adverse Recommendation Change; (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Competing Proposal (other than by REIT II or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the REIT I Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal); or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, REIT II has delivered written notice to REIT I to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the REIT II Parties are prepared to consummate the Closing, and (C) the REIT I Parties fail to consummate the Closing within three (3) Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three Business Day period, REIT I shall not be entitled to terminate this Agreement).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the REIT I Parties or the REIT II Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article X (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated; provided that the Parties will share equally the Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A)(x) by REIT II pursuant to Section 9.1(d)(i) (REIT I Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination REIT I would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (REIT II Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain REIT I Stockholder Approval) and after the date of this Agreement but prior to the REIT I Stockholders Meeting, a Competing Proposal with respect to REIT I has been made to REIT I or publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of a Competing Proposal with respect to REIT I that is later consummated, REIT I shall pay to REIT II the Termination Payment;

(ii) (A) by REIT I pursuant to Section 9.1(c)(iii) (Failure to Close), then REIT II shall pay to REIT I an amount equal to the Expense Reimbursement Payment, or (B) by REIT II pursuant to Section 9.1(d)(iii) (Failure to Close), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement Payment;

(iii) by REIT I pursuant to Section 9.1(c)(ii) (Superior Proposal), then REIT I shall pay to REIT II an amount equal to the Termination Payment; or

(iv) by REIT II pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/No-Shop Violation), then REIT I shall pay to REIT II an amount equal to the Termination Payment.

(c) REIT II agrees that in no event shall REIT I be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by REIT II (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Competing Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Payment payable pursuant to Section 9.3(b)(iv).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the REIT II Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against REIT I and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e) REIT I acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, REIT II would not enter into this Agreement. In the event that REIT I shall fail to pay the Termination Payment when due, REIT I shall reimburse REIT II for all reasonable costs and expenses actually incurred or accrued by REIT II (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if REIT I fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, REIT II commences a suit that results in a judgment against REIT I for the payment set forth in this Section 9.3, REIT I shall pay to REIT II its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) If REIT I becomes obligated to pay a Termination Payment under this Section 9.3, then REIT I shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by REIT II, after reasonable consultation with REIT I, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(f) shall be made by REIT I promptly after receipt of notice from REIT II that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to REIT II on an annual basis based upon the delivery by REIT II to the escrow agent of any one (or a combination) of the following:

(i) a letter from REIT II’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to REIT II without causing REIT II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of REIT II determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to REIT II such maximum amount stated in the accountant’s letter;

(ii) a letter from REIT II’s counsel indicating that REIT II received a private letter ruling from the IRS holding that the receipt by REIT II of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to REIT II the remainder of the Termination Payment; or

(iii) a letter from REIT II’s counsel indicating that REIT II has received a tax opinion from REIT II’s outside counsel or accountant, respectively, to the effect that the receipt by REIT II of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to REIT II the remainder of the Termination Payment.

REIT I agrees to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of REIT II in order to (A) maximize the portion of the Termination Payment that may be distributed to REIT II hereunder without causing REIT II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve REIT II’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist REIT II in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that REIT II shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten years shall be released by the escrow agent to REIT I. REIT I shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on REIT I in connection therewith). REIT II shall fully indemnify REIT I and hold REIT I harmless from and against any such liability, cost or expense.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Board and the REIT II Board, respectively, at any time before or after receipt of the REIT I Stockholder Approval and prior to the REIT Merger Effective Time; provided, that after the REIT I Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of an attachment in portable document form (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a) if to a REIT II Party to:

The Special Committee of the Board of Directors

Resource Real Estate Opportunity REIT II, Inc.

1845 Walnut Street, 17th Fl, Philadelphia, PA 19103

Attn: Gary Lichtenstein, Chair

email: gslick180@aol.com

with copies (which shall not constitute notice) to:

Morrison and Foerster, LLP

3500 Lenox Road, N.E., Suite 1500

Atlanta, GA 30326

Attn: Heath D. Linsky

email: hlinsky@mofo.com

DLA Piper LLP (US)

4141 Parklake Ave., Suite 300

Raleigh, NC 27612

Attn: Robert H. Bergdolt

Email: rob.bergdolt@dlapiper.com

(b) if to a REIT I Party to:

The Special Committee of the Board of Directors

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 17th Fl, Philadelphia, PA 19103

Attn: Andrew Ceitlin, Chair

email: aceitlin22@gmail.com

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Attention: Lauren Burnham Prevost

email: lprevost@mmmlaw.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article III and Section 7.14 (which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:	/s/ Shelle Weisbaum
Shelle Weisbaum
Chief Legal Officer

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT, INC., as general partner

	By:	/s/ Shelle Weisbaum
Shelle Weisbaum
Chief Legal Officer

[Signature Page to the REIT I Merger Agreement]

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer

RRE OPPORTUNITY OP II, LP

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC., as general partner

	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer

REVOLUTION I MERGER SUB, LLC

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC., its sole member

	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer

[Signature Page to the REIT I Merger Agreement]